CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-170706 on Form S-8 of our report dated June 25, 2015, relating to the financial statements and supplemental schedules of the NiSource Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the NiSource Inc. Retirement Savings Plan for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
June 25, 2015